Exhibit 10.85

LEASE AGREEMENT

This Lease Agreement is made and entered into this 28th day of FEBRUARY 2003, by and between

Claude J. Yow and wife, Frances M. Yow, of 6716 Central Avenue Pike, Suite 6, Knoxville, Tennessee 37912, their personal representatives, heirs, and assigns (hereinafter collectively referred to as the “Landlord”),

AND

Correctional Services Corporation, d/b/a Youth Services International, a corporation duly organized and operating under the laws of the state of Delaware and with offices for the conduct of business located at 1819 Main Street, Suite 1000, Sarasota, Florida 37236, its successors and assigns (hereinafter referred to as the “Tenant”).

WITNESSETH:

WHEREAS, the Landlord is the fee simple owner of certain property situated in Knox County, Tennessee which is identified as all of Parcel 086.06 of Tax Map 057 on the maps of the Property Assessor for Knox County, Tennessee and which is more particularly described in that certain deed from Jim Hill to Claude J. Yow and wife, Frances M. Yow recorded in Deed Book 1986, page 637 in the Register’s Office for Knox County, Tennessee, to which deed specific reference is hereby made for a more particular description (hereinafter referred to as the “Commercial Park”); and

WHEREAS, Landlord desires to lease, let and demise, and the Tenant desires to rent, hire, take and lease a certain portion of the Commercial Park; and

NOW, THEREFORE, in consideration of the premises, of Ten Dollars ($10.00), and other good and valuable considerations exchanged between the parties hereto, the receipt and sufficiency of which is hereby acknowledged, the parties hereby mutually covenant and agree as follows:

Section 1. Demised Premises.

Landlord hereby leases, demises and lets to Tenant, and Tenant hereby takes, leases and hires from Landlord, upon and subject to the terms, conditions, covenants, and provisions of this Lease, a portion of that real property having an address of 6628 Central Avenue Pike, Knoxville, Tennessee 37912 and which is more particularly described in the attached “Exhibit A”, to which Exhibit specific reference is hereby made (hereinafter “Land”); TOGETHER WITH (a) any and all buildings, improvements and structures located on the Land; (b) any and all appurtenances, rights, privileges and easements benefiting, belonging or pertaining to the Land; (c) any rights, title and interests of Landlord in and to any land lying in the bed of any street, road, or highway in front of or adjoining said Land, together with any strips and gores relating to said Land; and (d) all rights in the Common Areas (as hereinafter defined) (all the foregoing and the Land hereinafter collectively referred to as the “Demised Premises”).

Section 2. Base Term of Lease.

The initial term of this Lease shall be for a period of three (3) years (“Base Term”) which shall begin on March 1, 2003 (hereinafter “Commencement Date”) and end at 11:59 p.m. on Feb 28, 2006. The Tenant’s obligation to pay Rent shall commence on April 1, 2003 (hereinafter “Rent Commencement Date”); Tenant agrees that, at on or after the Rent Commencement Date, and upon the reasonable request of the Landlord, that it will execute a Rent Commencement Statement in a form substantially similar to that attached hereto as “Exhibit B”, to which Exhibit specific reference is hereby made for a more particular description. A Memorandum of Lease shall be executed by the parties hereto and recorded in the Register’s Office for Knox County, Tennessee pursuant to Section 43.

Section 2A. Option Periods.

At Tenant’s option, and so long as the Tenant shall be in compliance with all the terms and provisions set forth in this Lease, the Tenant shall have the right to extend the term of this Lease beyond the Base Term for two (2) additional, consecutive periods of five (5) years each (the first five-year period hereinafter referred to as the “First Option to Extend Lease”, the second period as the “Second Option to Extend Lease”, both options collectively referred to as the “Options to Extend Lease”, and both periods collectively referred to as the “Option Periods” or individually as an “Option Period”), at the Rent and upon all of the other terms, conditions, covenants, and provisions set forth herein. The Options to Extend Lease shall be exercised by the Tenant giving notice (as described in Section 21 of this Lease) to the Landlord at least six (6) months before the expiration of the Base Term or any Option Period, as the case may be. In the event Tenant exercises the Options to Extend Lease, or either of them, the Parties agree that they shall, at the request of either of them, execute an Extension Lease Statement which shall be in substantially the same form as set forth in “Exhibit C” hereof.

Section 2B. Delivery of Possession and Condition of Demised Premises.

The Landlord shall deliver possession of the Demised Premises to the Tenant on the Commencement Date, vacant and free of any right of possession or claim to right of possession by any party, including liens, claiming by, through or under Landlord. However, Tenant, its agents, employees, contractors and servants shall have a right to enter upon the Demised Premises after the execution of this Lease, and to conduct all such surveys, tests, examinations, and analyses which it deems necessary, in its sole discretion.

Section 2C. Apportionment of Costs.

A.	Tenant shall pay in connection with the transactions contemplated hereby:
	1)	the fees and expenses of Tenant’s counsel;
	2)	except as provided herein, all of the recording, transfer, or other taxes and fees imposed by Knox County or the State of Tennessee on the Memorandum of Lease contemplated by Section 43;

	3)	except as otherwise expressly provided by this Agreement, all costs of Purchaser’s due diligence;
	4)	except as otherwise provided by this Agreement, the costs of a title examination of the Demised Premises, the Title Commitment and the Policy;
	5)	all closing or settlement fees imposed in connection with the closing of the contemplated transaction; and
	6)	such other fees, expenses, and costs as may be expressly provided by this Lease.

B.	Landlord shall pay in connection with the transactions contemplated hereby:

	1)	the fees and expenses of Landlord’s counsel, if any;
	2)	any and all expenses of placing title in proper condition including, but not limited to, the preparation and recording costs of any remedial documents;
	3)	any agricultural transfer or similar tax imposed by Knox County or the State of Tennessee on the transaction contemplated by this Agreement;
	4)	any and all real property taxes for any previous tax periods up to and including the year 2002;
	5)	Intentionally Deleted.
	6)	such other fees, expenses, and costs as may be expressly provided by this Lease; and
	7)	The entire real estate broker’s commission to Collins, Sharp & Koella.

Section 3. Rent.

A.	During the Base Term and any Option Period(s), Tenant shall pay to Landlord as minimum rent (“Minimum Rent”) for the Demised Premises an annual rental of $ 5.50 per square foot space of 23,000 square foot for a total of One Hundred Twenty Six Thousand Five Hundred Dollars and No One-Hundredths Dollar ($126,500.00) U.S. per year which, except as provided herein, shall be paid by Tenant in monthly installments of Ten Thousand Five Hundred Forty One Dollars and Sixty Six One-Hundredths Dollar ($10,541.66) in advance on the first (1st) day of each calendar month at the address specified herein for notices to Landlord, or at such other address as Landlord may from time to time designate to Tenant by notice in the manner provided in Section 21. Except as otherwise provided herein, all Rent shall be paid to Landlord in advance and without demand or setoff by Tenant.

Notwithstanding anything contained herein to the contrary:

	1)	In the event the Rent Commencement Date shall fall on a day other than the first day of the month, the Rent for that month shall be pro-rated based on the number of days during that month which the Tenant occupies the Land, and the Rent for that month shall be due on the Rent Commencement Date.

	2)	In the event this Lease shall terminate or expire on a day other than the last day of the month, the Rent for that month shall be pro-rated based on the number of days during that month which the Tenant occupies the Land. Further, any Rent paid in advance for a month or months in which the termination or expiration of the Lease occurs, shall be fully refunded to Tenant.

B.	The Minimum Rent payable pursuant to this Section 3 shall be increased on the first anniversary of the Rent Commencement Date and on each anniversary of the Rent Commencement Date thereafter, including any Option Periods, by the product of the Minimum Rent in effect prior to any such increase multiplied by one plus the annual percentage increase in the Consumer Price Index for all Urban Consumers, U.S. City Average, as published by the U.S. Department of Labor Statistics (CPI-U)(1982-1984 equals 100) during the prior one-year period.

C.	Except as provided in this Lease, the Tenant, in addition to the Minimum Rent provided above, shall be responsible for, during the Base Term of the Lease and any Option Periods, if any, for the following costs and expenditures related to the Land:

	1)	All real property taxes imposed on the Land by Knox County or the City of Knoxville, except for the first year of the Lease which shall be prorated between the parties as of the Rent Commencement Date;
	2)	All utilities used with the Tenant’s use of the Land which shall include all charges and costs for water, electricity, gas, heat, steam, cable, and sewer charges.
	3)	Such other charges which are set forth in Section 4 of this Lease.

All of the above-enumerated items are hereinafter collectively referred to as the “Additional Rent”. Tenant agrees to indemnify and hold Landlord harmless from all Additional Rent, and any other costs, charges, penalties, interest and expenses related thereto. In the event the Tenant shall not pay the Additional Rent stated above before said amounts shall become delinquent, Landlord shall first give written notice to the Tenant as provided in Section 21 of this Lease. After receiving said notice, Tenant shall promptly pay the delinquent amounts, together with any interest and penalties thereon, within ten (10) business days of receipt. In the event the Tenant shall not pay said amounts within said period, Landlord shall have the right to pay said amounts and pursue any and all rights and remedies with respect thereto as Landlord has for the nonpayment of the Minimum Rent.

D.	All references in this Lease to “rent” or “Rent” shall, unless otherwise specified, include Minimum Rent and Additional Rent.

E.	Except as provided herein, in the event Tenant shall fail to pay any

Minimum Rent within five (5) days of when it is due, Tenant shall be liable to the Landlord in an amount equal to ten percent (10%) of the late payment. In the event such Minimum Rent amount and penalty remains unpaid for another fifteen (15) days, interest shall begin to accrue on said delinquent Minimum Rent amount at the rate of twelve percent (12%) per annum, and said non-payment, then said non-payment shall be an Event of Default (as defined in Section 15), and Landlord shall have the right to pursue all remedies provided in Section 16.

Section 4. Pro-Rata Share of Real Estate Taxes, etc.

In addition to the Minimum Rent and the Additional Rent, the Tenant shall also remit to Landlord, its Pro-Rata Share (which shall be defined as a fraction – the numerator of which shall be the number of square feet in the Land and the denominator of which shall be the number of square feet in the Commercial Park less the Common Areas) of the Taxes, Insurance Premiums, and Common Area Maintenance Expenses assessed against the Common Areas.

The term “Taxes” shall mean all taxes and assessments (special or otherwise) levied or assessed against the Common Areas, whether imposed by federal, state or local governmental authorities or any other agency having jurisdiction over the Common Areas.

The term “Insurance Premiums” shall mean the insurance premiums charged for fire, public liability, all-risk insurance, and property damage insurance for the Common Area.

The term “Common Areas” shall mean those areas and facilities, which are not subject to the payment of Rent (other than Common Area Maintenance Expenses, as hereinafter defined) and are shown as cross-hatched areas on the attached Exhibit A-l.

The phrase “Common Area Maintenance Expenses” shall mean those reasonable expenses incurred by the Landlord in the operation, maintenance, cleaning and repairing of the Common Areas which shall include, without limitation, reasonable maintenance and replacement (when reasonably necessary) of the current landscaping of the Common Areas, repair, painting and maintenance of the parking lot(s), lighting, sanitary control, removal of snow, trash, rubbish and garbage, music or other communication systems for the Commercial Park, but excluding any all costs and expenses for repairs and maintenance which are required to be performed and paid for by the Landlord under this Lease.

Section 5. Estimation of Taxes, Insurance and Common Area Maintenance Charges.

Landlord may, within its sole discretion, estimate for each succeeding calendar year the Tenant’s Pro-Rata Share of the expenses enumerated in Section 4 hereof (the “Tenant’s Estimated Share”). Landlord may require the Tenant to pay, with each monthly installment of Rent for such succeeding calendar year, one-twelfth (1/12) of the Tenants Estimated Share. At any time during any twelve (12) month period, Landlord may re-estimate Tenant’s Pro-Rata Share of the expenses enumerated in Section 4 above and thereafter adjust Tenant’s Estimated Share per month during such twelve (12) month period to more accurately reflect Tenant’s Pro Rata Share. Within sixty (60) calendar days after the expiration of the calendar year or the expiration or termination of this Lease, the

Landlord shall forward to the Tenant an itemized statement showing the Tenant’s actual share of the expenses set forth in Section 4 (“Tenant’s Actual Share”). In the event the Tenant’s Actual Share differs from the Tenant’s Estimated Share, then, within thirty (30) days after the date the Landlord submits the required itemized statement to the Tenant, either Landlord shall refund to Tenant any amounts paid in excess of Tenant’s Actual Share, or Tenant shall remit to Landlord any amounts by which the Tenant’s Estimated Share was deficient. In the event the Landlord shall fail to provide the Tenant with the itemized list required by this Section 5:

1)	And the Lease is still a valid and on-going obligation of the parties, the Tenant shall not be required to remit any further payments for the Common Area Maintenance Expenses until said itemized list is provided. In such an event, the Tenant shall have thirty (30) calendar days after receipt of the itemized list within which to pay any Common Area Maintenance Expenses which shall be due; or

2)	In the event the Lease has expired or terminated, the Landlord shall be responsible to the Tenant for interest at a rate of 10% per annum on any amounts owed to the Tenant pursuant to said itemized list.

The Tenant’s Estimated Share for the first year of this Lease is Fourteen Thousand Two Hundred Sixty Dollars and No One-Hundredths Dollar ($14,260.00) U.S. which is equal to One Thousand One Hundred Eighty Eight Dollars and Thirty-Three One-Hundredths Dollar ($1,188.33) U.S. per month.

Section 6. Tenant’s Use, Operation, and Construction.

A.	Proposed Use. The Demised Premises may be used by the Tenant for the operation of a rehabilitation center for persons, who are admitted by the Tenant at the age of 18 years or under, and who have attempted, threatened to commit, committed, or pose a risk of committing sexual offenses, acts, or crimes (hereinafter “Proposed Use”). Tenant may operate the Demised Premises for the Proposed Use, along with any such other uses which are necessary or incidental to the operation thereof. In the event Tenant desires to use the Demised Premises for a use other than the Proposed Use, or any use which is incidental or necessary thereto, then Tenant shall first obtain the written consent of the Landlord, which consent shall not be unreasonably withheld.

Landlord and Tenant acknowledge and agree that nothing contained in this Lease shall obligate Tenant to operate continuously for business (or operate for business at all) at the Demised Premises, and the failure of Tenant to operate continuously for business (or operate any business at all) at the Demised Premises shall not be an Event of Default hereunder.

Tenant shall comply with all rules, regulations, ordinances, and laws of any governmental authority which has jurisdiction over the

Demised Premises of Tenant’s operation of the Demised Premises for the Proposed Use. Tenant acknowledges that Landlord may lease or rent other portions of the Commercial Park to other tenants, and will take such reasonable steps so as to ensure that it will not unreasonably interfere with the operations of said other tenants’ businesses. In the event that the Landlord gives written notice to the Tenant that the Tenant’s operations have unreasonably interfered or are interfering with Landlord’s other tenants in the Commercial Park, Tenant and Landlord will mutually agree on a course of action.

B.	Construction and Remodeling. At Tenant’s option and during the Base Term of this Lease, as well as any Option Periods, Tenant shall have the absolute right to construct those improvements, facilities and/or structures on the Land and remodel, rebuild, or reconstruct any improvements, facilities and/or structures already located on the Land as it shall determine are necessary for the Proposed Use. During the course of said construction, reconstruction, etc., the Tenant shall ensure that all bills associated with said construction are paid in full, and shall provide copies of all invoices and receipts for the same to the Landlord.

Tenant shall insure that all construction, remodeling and reconstruction made by it shall comply with all applicable building codes, as well as state, federal and local statutes. Tenant shall also hold Landlord harmless on account of all claims for mechanic’s, materialmen’s or other liens in connection with any construction performed by Tenant, its licensees, agents, or contractors to the Land, and any such liens shall only attach against the Tenant’s leasehold interest.

All improvements, repairs, and alterations which are permanently affixed to the Land by the Tenant, except for Trade Fixtures (which shall remain the sole and exclusive property of the Tenant), shall become the property of Landlord at the expiration or termination of this Lease. Tenant also agrees that it will repair any damage to the Demised Premises occasioned by the removal of any Trade Fixtures. As used in this Lease, the term “Trade Fixtures” shall mean those items of personal property brought upon the Demised Premises by the Tenant which are necessary to carry on the Proposed Use.

Section 7. Intentionally Omitted.

Section 8. Intentionally Omitted.

Section 9. Tenant’s Duty to Repair and Maintain.

With respect to the Land and any improvements located thereon, except as set forth in this Section 9 and Section 11, the Tenant shall keep and maintain the same in good order, condition and repair. Tenant’s obligation to do so shall include the repair and maintenance of the exterior and interior portion of all doors, windows plate glass, all plumbing and sewage facilities (from the point where they connect to any structures on the Land), fixtures, heating, air conditioning and electrical systems, sprinkler systems, interior walls, floors, and ceilings, utility meters located on the Land and which measure utilities servicing the Land, and all installations made by Tenant under the terms of this Lease, if any. Tenant shall have the right to perform all repairs and maintenance without seeking the Landlord’s prior approval. Tenant shall insure that all repairs and maintenance made by it shall comply with all applicable building codes, as well as state, federal and local statutes.

Tenant shall save Landlord harmless on account of all claims for mechanics’, materialmen’s or other liens in connection with any work performed by Tenant to the Land, and any such liens shall only attach against the Tenant’s leasehold interest.

All improvements, repairs, and alterations which are permanently affixed to the Land by the Tenant, except for Trade Fixtures, shall become the property of Landlord at the expiration or termination of this Lease.

Section 10. Surrender of Premises.

Unless terminated sooner, Tenant shall deliver the Demised Premises to the Landlord at the termination of the Base Term or any Option Periods, whichever shall occur later. Except as provided in Section 9 and unless otherwise specified by the Landlord in writing, the Tenant shall deliver the Demised Premises to the Landlord together with all improvements, alterations and repairs made by it during the Base Term and any Option Periods. At the time of surrender, Tenant shall deliver all keys for the Demised Premises to the Landlord at the place then fixed for the payment of Rent and shall inform the Landlord of all combination locks, safes and vaults, if any, which are a part of the Demised Premises. Any items remaining in the Demised Premises after surrender of the keys to the Demised Premises shall be deemed abandoned for all purposes and shall become the property of Landlord, and the latter may dispose of the same without liability of any type or nature.

If Tenant shall default in surrendering the Demised Premises, Tenant’s occupancy subsequent to such expiration or termination, in the event such occupancy is without the consent or acquiescence of Landlord or pursuant to an amendment or extension of this Lease, said occupancy shall be deemed to be a tenancy-at-will and in no event for month to month or year to year, and it shall be subject to all the terms, covenants and conditions of this Lease applicable thereto, and no extension or renewal of this Lease shall be deemed to have occurred by such holding over; provided, however, that the monthly installments of Minimum Rents payable hereunder during said holdover period shall be equal to 150% of the monthly installments of Minimum Rent payable during the last month of the term of the Lease, and all Additional Rent payable hereunder shall be prorated during such holdover period.

Section 11. Landlord’s Duty to Repair.

Except for those repairs, maintenance, and improvements which are expressly to be made by the Tenant pursuant to this Lease, Landlord shall have the duty and obligation to make all repairs, maintenance and improvements to the Demised Premises. Notwithstanding anything contained in this Lease to the contrary, said repairs, maintenance, and improvements shall include, without limitation, the duty of Landlord to keep the foundation, roof, roadways, driveways, as well as the compressor for the HVAC system on the Demised Premises, and exterior walls and surfaces of all buildings and improvements, whether now or hereafter constructed, which are located on the Demised Premises in good condition, working order and repair. Provided that, any of the foregoing repairs which are not due to ordinary wear and tear, but rather are due to the intentional or negligent acts of the Tenant shall be the sole responsibility of the Tenant. Notwithstanding anything to the contrary contained herein, the Landlord shall not be required to make any additions to any buildings currently located on the Demised Premises.

Section 12. Liability of Tenant: Insurance.

Tenant shall protect, indemnify and save Landlord harmless from and against all and any liability, including reasonable attorneys’ fees and court costs, arising or allegedly arising from injuries or damages to persons or property in, on or about the Demised Premises occasioned by any act or omission of Tenant, its agents, officers, invitees, licenses, customers, residents, or employees during the Base Term or this Lease, and any Option Periods thereto.

Tenant shall also protect, indemnify and save Landlord harmless from and against all and any liability, including reasonable attorneys’ fees and court costs, arising or allegedly arising from any intentional or negligent conduct, act, activity, omission, or operation of the Demised Premises, by the Tenant, its agents, officers, or employees, during the term of this Lease, involving the use, handling, generation, treatment, storage, disposal, or release of any Hazardous Material (as defined below). Tenant’s obligation pursuant to this Section 12 shall survive the termination of the Lease.

 For purposes of this Lease, the term “Hazardous Materials” means gasoline, motor oil, fuel oil, waste oil, other petroleum or petroleum-based products, asbestos, polychlorinated biphenyls, medical and infectious wastes and any chemical, substance and material defined or designated as “hazardous substances“, “hazardous wastes”, “pollutants“, “contaminants”, “hazardous materials“, or “toxic substances” under any Environmental Law. Notwithstanding anything to the contrary, the term “Hazardous Material” shall not include dust or similar non-carcinogenic particulate matter, which may be created as a result of the Tenant’s operations on the Demised Premises.

As used in this Lease, the term “Environmental Law” means any and all federal, state, regional, county, municipal or local laws, statutes, rules, regulations or ordinances, now or hereafter in effect, relating to the generation, recycling, use, reuse, sale, storage, handling, transport, treatment or disposal of Hazardous Materials, including the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended by Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. § 9601 et seq. (“CERCLA”), the Resource Conservation and Recovery Act of 1976, as amended by the Solid and Hazardous Waste Amendments of 1984, 42 U.S.C. § 6901 et seq. (“RCRA”), the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. § 1801 et seq., the Clean Air Act, 42 U.S.C. § 7401 et seq., the Clean Water Act of 1977, 33 U.S.C. § 1251 et seq., and any rules, regulations, and guidance documents promulgated or published thereunder, and any state, regional, county, municipal, or local statute, law, rule, regulation, and guidance documents promulgated or published thereunder, and any state, regional, county, or local statue, law, rule, regulation or ordinance now or hereafter in effect that relates to the discharge, emission or disposal of Hazardous Materials in or to land or groundwater, to the withdrawal or use of groundwater, to the use, handling or disposal of asbestos, polychlorinated biphenyls, petroleum, petroleum derivatives or by-products, other hydrocarbons or urea formaldehyde, to the treatment, storage, disposal, management or release of gaseous or liquid substances, and any regulation, order, injunction, judgment, declaration, notice or demand issued thereunder.

Tenant shall carry public liability insurance covering the Land, the basketball court, and the Creek Area, and the use and occupancy of the same in a company or companies licensed to do business in the state where the Land is located under a policy satisfactory to Landlord both as to amount and coverage and shall provide evidence of same to Landlord. The policy shall contain a provision that it may not be canceled or amended, nor may it lapse, without first giving Landlord not less than thirty (30) days prior written notice. Tenant agrees not to keep upon the Land any articles or goods which may be prohibited by the standard form of fire insurance policy. Tenant agrees that if any property owned by it and located in, on or about the Land shall be destroyed by an insured peril, Landlord shall not have any liability to Tenant, nor to any insurer of Tenant, for or in respect to such damage or destruction, and Tenant shall require all policies of risk insurance carried by it on its property in, on and about the Land to contain or be endorsed with a provision in and by which the insurer designated therein shall waive its rights of subrogation against Landlord, while also including the Landlord as an additional insured. Unless Landlord notifies Tenant otherwise, Tenant shall carry a minimum of Three Million Dollars ($3,000,000.00) in public liability insurance covering the Land.

Section 13. Damage or Destruction by Fire or Other Casualty.

A.	Total Loss. If at any time the Demised Premises becomes totally untenable by reason of damage or loss by fire or other casualty, as determined in the sole discretion of the Tenant, and such fire or other casualty shall not have been caused by the negligence or wrongful act or omission of Tenant, Tenant’s servants, agents, licensees, residents, employees, or invitees, the Rent shall abate until the Demised Premises shall have been restored to a condition which was comparable to their condition prior to the casualty, but nothing herein is to be construed as requiring Landlord to restore or rebuild the Demised Premises.

B.	Partial Loss. If the Demised Premises are damaged by reason of fire or other casualty, but not to the extent that they are totally untenable and continued occupancy or use is not prohibited by applicable laws, building codes, ordinances or other regulations, then Tenant shall continue to occupy same, or the tenable portion thereof, and the Rent shall abate proportionately in the ratio that the unusable portion bears to the entire Demised Premises.

C.	Reconstruction by Landlord. In the event of a loss from fire or other casualty, Landlord may elect not to rebuild or recondition the Demised Premises, which election shall be exercised by written notice thereof to

Tenant, given within ten (10) calendar days from date of said loss. If Landlord exercises such election, this Lease shall cease and terminate, effective on the date of such loss, and Tenant shall pay the accrued Rent up to date of such loss, or Landlord, if the Rent has been paid beyond such date, will refund to Tenant the proportionate part of any such Rent prepaid, and thereupon this Lease shall become null and void, with no further obligation on the part of either party hereto, even though the building may at a later date be rebuilt, restored or reconditioned. No damage or destruction shall allow Tenant to surrender possession of Demised Premises, nor affect Tenant’s liability for the payment of Rent, except as specifically provided in this Lease. If Tenant cannot conduct business as usual because of loss of usage due to fire, or other casualty this Lease shall be terminated at Landlord’s and Tenant’s agreement.

Section 14. Tenant Assignment and Subletting.

A.	Except as expressly provided herein, Tenant may not assign this Lease or enter into a sublease for all or any portion of the Demised Premises without Landlord’s prior written consent, which consent shall not be unreasonably withheld, conditioned, or delayed. In the event Landlord shall fail to respond within thirty (30) days to any written request for consent to an assignment or subletting, such consent shall be deemed to have been given.

B.	The provisions of this Section 14 shall not apply to the transfer of stock in connection with a merger or consolidation of Tenant and another legal entity (e.g. corporation, limited partnership, etc.), provided that Tenant’s successor shall, as a result of such reorganization, be legally obligated to pay Rent and all of the charges due hereunder and to perform all of the terms, covenants, and provisions to be performed by Tenant. This Section 14 shall also not apply in the event Tenant offers its shares to the public pursuant to a registered securities offering or for the transfer of stock as part of a “financing” vehicle which otherwise does not significantly alter the management and control of Tenant.

C.	Notwithstanding any other provision to the contrary set forth in this Lease, the transfer of stock among the current stockholders of Tenant, a transfer of stock among the current stockholders of Tenant and their immediate families (i.e. spouses, parents, brothers, sisters, children, grandchildren or any spouse of any such parent, brother, sister, child or grandchild), a transfer of stock by will or devise, or a transfer of stock to any employee, officer or director of Tenant shall not constitute an assignment for the purposes of this Lease.

D.	Notwithstanding any other provision to the contrary set forth in this Lease, Tenant shall have the right to assign this Lease or sublet the Demised Premises, without Landlord’s consent, to any firm, person, corporation, partnership, or other entity now or hereafter controlled by, in control of, or under common control with Tenant.

E.	In the event that Tenant assigns or sublets all or a portion of its interest in the Demised Premises, Tenant shall remain fully liable under the terms and conditions of this Lease during the remainder of the Base Term or Option Period, as applicable, of the Lease in effect at the time of said assignment or subletting.

Section 15. Events of Default. Any one or more of the following events shall constitute an “Event of Default”:

A.	The failure of Tenant to pay any Rent or any other sum of money, subject to the conditions of Section 3;
B.	The admission in writing by Tenant, or any guarantor hereunder, of its inability to pay its own debts when due;
C.	Intentionally Omitted.
D.	The sale of Tenant’s interest in the Demised Premises under attachment, execution or similar legal process, or if Tenant is adjudicated as bankrupt or insolvent under any state bankruptcy or insolvency law, or an order for relief is entered against Tenant under the Federal Bankruptcy Code and such adjudication or order is not vacated within thirty (30) days;
E.	The commencement of a case under any chapter of the Federal Bankruptcy Code by or against Tenant, or any guarantor of Tenant’s obligations hereunder, or the filing of a voluntary or involuntary petition proposing the adjudication of Tenant, or any such guarantor, as bankrupt or insolvent, or the reorganization of Tenant or any such guarantor, or an arrangement by Tenant or any such guarantor with its creditors, unless the petition is filed or case commenced by a party other than Tenant or any such guarantor and is withdrawn or dismissed within thirty (30) days after the date of its filing;
F.	The appointment of a receiver for the business or property of Tenant or any such guarantor, unless such appointment shall be vacated within ten (10) days of its entry;
G.	Intentionally Omitted.
H.	Default by Tenant in the performance or observance of any covenant or provision of this Lease (other than a default involving the payment of money), which default is not cured within ten (10) days after the giving of notice thereof by Landlord.
I.	Failure of Tenant to satisfy any judgment or lien arising out of the Proposed Use, within a reasonable time after the making of the same, which complaint, action or lawsuit shall impose liability on the Landlord. Provided, however, that nothing in this subsection I shall be construed as preventing the Tenant from defending itself or challenging the validity of said judgment or lien.

Section 16. Remedies.

Upon the occurrence of any Event of Default, the Landlord shall provide notice of the same to the Tenant. Upon receipt of said notice, Tenant shall have fifteen (15) days within which to correct the matter noticed. In the event Tenant does not correct said Event of Default within said period, then the Landlord may, at its option:

A.	Give to Tenant a notice of election to end the term of this Lease upon a date specified in such notice, which date shall be not less than ten (10) business days (Saturdays, Sundays and legal holidays excluded) after the date of receipt by Tenant of such notice from Landlord, and upon the date specified in said notice the term and estate hereby vested in Tenant shall cease and any and all other right, title and interest of Tenant hereunder shall likewise cease without further notice or lapse of time, as fully and with like effect as if the entire term of this Lease had elapsed; or

B.	Landlord may re-enter and take possession of the Demised Premises and any improvements without terminating this Lease, and sublease in their entirety the same for the account of Tenant, holding Tenant liable for the difference in the Rent and other amounts actually paid by such subtenant in such subletting and the Rents and other amounts payable by Tenant hereunder; or

C.	Landlord may take whatever action may be permissible at law or in equity to collect the Rent and other amounts then due, or which become due or to enforce performance and observance of any obligation, agreement, or covenant of Tenant under this Lease, and in connection with such actions, to recover any of all damages to Landlord for Tenant’s violation or breach of this Lease. The curing of any Event(s) of Default within the above time limits set forth in this Section 16 by any of the permissible parties or combination thereof, shall constitute a curing of any
Event(s) of Default hereunder with like effects as if Tenant had cured same hereunder.

Section 17. Condemnation.

If all or a portion of the Demised Premises shall be taken under the exercise of eminent domain, and the Demised Premises shall continue to be reasonably suitable for the Proposed Use, as the same shall be determined in the sole discretion of the Tenant, then the Rent shall be reduced from the date of such taking in direct proportion to the reduction in the usefulness of the Demised Premises, as said proportion is agreed to between the parties hereto. In the event the Tenant determines, in its sole discretion that the Demised Premises are not reasonably suitable for the Proposed Use, then Tenant shall have the right, at its sole option, to terminate and cancel this Lease after giving thirty (30) days notice to the Landlord. Such notice shall be given within ninety (90) days from the date of said taking, and Tenant shall be liable only for the Rent which is or has been earned to the date of the surrender of the Demised Premises to Landlord and for the performance of other obligations maturing prior to said date. In the event Tenant has prepaid any Rent for any period of time after the date of surrender, Landlord shall refund the same to Tenant upon surrender of the Demised Premises.

Section 18. Landlord’s Right of Entry.

Landlord reserves the right, at all reasonable times during the term of this Lease, for Landlord or Landlord’s agents to enter the Demised Premises for the purposes of inspecting or examining the same, and to show the same to prospective purchasers or tenants, and to make such repairs, alterations, improvements or additions as Landlord may deem necessary or desirable. During the sixty (60) days prior to the expiration of the term of this Lease or any renewal term, Landlord may exhibit the Demised Premises to prospective tenants or purchasers, and place upon the Demised Premises the usual notices advertising the Demised Premises for sale or lease, as the case may be, which notices Tenant shall permit to remain thereon without molestation.

Notwithstanding anything contained herein to the contrary, Landlord shall give Tenant at least twenty four (24) hours notice (which may be accomplished by telephone call from Landlord or other reasonable means) prior to the exercising of its right of entry pursuant to this Section 18. Further, notwithstanding anything contained herein to the contrary, Landlord agrees, for itself and for its agents and employees, that it shall indemnify and hold the Tenant harmless from any and all actions, lawsuits, demands, liability and judgments, whether actual or threatened, including court costs and attorneys’ fees which arise due to the negligence or intentional acts of the Landlord, its agents or employees, while exercising the right of entry granted herein.

Section 19. Quiet Enjoyment.

Landlord agrees that, if the Rent is being paid in the manner and at the time prescribed and the covenants and obligations of the Tenant are being all and singularly kept, fulfilled and performed, Tenant shall lawfully and peaceably have, hold, possess, use, occupy and enjoy the Demised Premises as long as this Lease remains in force, without hindrance, disturbance or molestation from Landlord subject to the specific provisions of this Lease.

Section 20. Subordination and Attornment.

At the request of the Landlord, the Tenant agrees that it will execute a Subordination, Non-Disturbance and Attornment Agreement in substantially the same form as that attached as “Exhibit D”.

Section 21. Notices.

All notices, demands, request, consents, and other instruments required or permitted to be given pursuant to the terms of this Lease shall be in writing and shall be deemed to have been properly given if sent by personal delivery, Federal Express, or first class registered or certified United States Mail, return receipt requested, addressed to Landlord and Tenant as follows:

If to Landlord:

Yow Properties
Claude Yow, President
6716 Central Avenue
Suite # 6
Knoxville, Tennessee 37912

If to Tenant:

Mr. James F. Slattery, President
Youth Services International
1819 Main St #1000
Sarasota, FL 34236

with a copy to:

Arthur Seymour, Jr., Esq.
Frantz, McConnell & Seymour
P.O. Box 39
Knoxville, TN 37901
Fax: (865) 637-5249

Or, at such other address in the United States as Landlord or Tenant may from time to time designate in writing and deliver to the other party.

Section 22. Successors.

The provisions, covenants and conditions of this Lease shall bind and inure to the benefit of the legal representatives, successors and assigns of each of the parties.

Section 23. Governing Law.

This Lease shall be governed by, and construed in accordance with, the laws of the state of Tennessee.

Section 24. Disclosure of Financing.

At Landlord’s reasonable request, Tenant shall provide to the Landlord, within thirty (30) calendar days, a list of all equipment which it maintains on the Demised Premises which is financed.

Section 25. Tenant’s Remedies.

In the event that Landlord fails to perform any duties or obligations under this Lease, Tenant shall provide notice of the same to Landlord. After receiving notice, Landlord shall either correct or perform the matters stated in the notice within ten (10) calendar days. In the event Landlord fails to correct the same, to the satisfaction of the

Tenant, then Tenant may pursue any and all remedies available in law or equity including, but not limited to, the right to rescind the remaining term of the Base Term, or Option Periods, as applicable, the right to perform said duties or obligations of the Landlord and recoup the same from the Landlord together with interest on all amounts expended by Tenant at the rate of 15% interest per annum, or the maximum rate allowable by law, whichever shall be greater, and/or filing suit against the Landlord. None of the remedies provided herein shall be exclusive, but rather shall be cumulative.

Section 26. Intentionally Omitted.

Section 27. Addenda and Exhibits.

All addenda and exhibits attached hereto are made a part of this Lease for all purposes.

Section 28. Documentation.

Tenant covenants and agrees to execute and/or deliver to Landlord, any lender of the Landlord, or the lender of any prospective purchaser of the Demised Premises, within thirty (30) days from the Landlord’s reasonable request, such financial statements and estoppel certificates as may be requested by Landlord. Any such financial statements and estoppel certificates may be relied upon by any prospective purchaser’s lender, any lender or prospective lender of the Landlord, or any assignee or prospective assignee of any lender thereof. If Tenant shall fail or refuse to furnish the estoppel certificates within thirty (30) days after Landlord’s reasonable request, it will be presumed that this Lease is in full force and effect, in accordance with its terms, and that Landlord is not in default.

Section 29. Guarantor.

Any guarantor executing this Lease hereby guarantees to Landlord, its successors and assigns, the full performance of all obligations of Tenant arising hereunder, whether now existing or hereafter arising. The obligations of the guarantor shall in no way be terminated, affected or impaired by reason of the assertion by Landlord against Tenant of any of the rights or remedies reserved to Landlord pursuant to the provisions of this Lease, or the granting of any indulgence or extension of time to Tenant, or by reason of the amendment, modification, renewal or extension to Tenant of this Lease, to all of which the guarantor consents in advance.

Section 30. Re-execution; Acknowledgement.

Landlord, Tenant and any guarantor, if any, agree that that they, or any of them, will, on request of the other party, re-execute this Lease, or any other documents associated therewith, in order to satisfy any legal formalities (e.g., acknowledgement required under the laws of the state where the Demised Premises are located.)

Section 31. Provisions Severable.

If any term or provision of this Lease or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby and each term and provision of this Lease shall be valid and be enforced to the fullest extent permitted by law.

Section 32. Security Deposit.

As security for the prompt and punctual performance of all obligations required to be performed hereunder by Tenant, Tenant shall deposit with Landlord the sum of Ten Thousand Five Hundred Forty One Dollars and Sixty Six One-Hundredths Dollar ($10,541.66) U.S. (“Security Deposit”) which shall be held as a security deposit until the expiration of the Base Term, or any Option Periods, whichever shall occur later. In the event of the occurrence of any Event of Default hereunder by Tenant, Landlord may apply the Security Deposit to offset either in whole or in part any obligations of the Tenant hereunder. The covenants relating to the Security Deposit are personal covenants between Landlord and Tenant and are not covenants running with the land, and in no event will Landlord’s mortgagee or any purchaser at a foreclosure sale or a sale in lieu of foreclosure be liable to Tenant for the return of the Security Deposit. Tenant shall not assign or encumber the Security Deposit or its interest therein, and neither Landlord nor its successors and assigns shall be bound by any attempted assignment or encumbrance. Landlord may deposit the Security Deposit upon execution of this Lease by Tenant and before final execution of this Lease by Landlord. In the event Landlord does not accept this Lease, Landlord shall refund the Security Deposit in full to Tenant.

Section 33. Intentionally Omitted.

Section 34. Intentionally Omitted.

Section 35. Force Majeure.

In the event Landlord or Tenant is prevented, delayed, or stopped from performing any act, undertaking, or obligation by reason of an event of “force majeure”, including unusual or adverse weather, strikes, lockouts, labor disputes, failure of power, acts of public enemies of this state or the United States of America, riots, insurrection, war, civil commotion, delay caused by restrictive governmental laws or regulations or the failure of any government agency to issue a building or occupancy permit, inability to obtain labor or materials, governmental action or inaction, and/or any other cause beyond the reasonable control of Landlord or Tenant, then the time for Landlord’s or Tenant’s performance, as applicable, shall be extended one (1) day for each day’s prevention, delay or stoppage by reason of such event of force majeure.

Section 36. Intentionally Omitted.

Section 37. Acceptance of Demised Premises.

Upon acceptance of the Premises, Tenant agrees to execute an Acceptance Letter which shall be substantially similar in form to the letter attached hereto as “Exhibit E”.

In the event the Landlord makes the repairs, changes and/or improvements required by this Lease prior to Tenant’s acceptance of the Demised Premises, and Tenant refuses to accept the Demised Premises thereafter despite the repairs, changes and/or improvements being satisfactory, then Tenant shall reimburse Landlord for the actual costs expended by Landlord for all repairs, changes, and/or improvements made by Landlord to the Demised Premises out of the Security Deposit.

Section 38. Intentionally Omitted.

Section 39. Entire and Binding Agreement.

This Lease contains all of the agreements between the parties hereto, and it may not be modified in any manner other than by agreement signed by all parties hereto or their successors in interest. This Lease is of no force or effect until it has been fully executed by both parties.

Section 40. Conditions Precedent to Tenant’s Obligations.

Tenant’s obligations hereunder are conditioned upon the satisfaction of each of the following conditions within forty five (45) days of the Commencement Date of this Lease (each of which may be waived by Tenant upon giving Notice of such waiver to Landlord):

A.	The Tenant obtaining, at its sole expense, a current survey of the Demised Premises prepared by surveyor acceptable to Tenant (the “Survey”). The Survey shall:

	1)	Be in a form and content acceptable to the Tenant and any title company chosen by Tenant to close this lease transaction. Additionally, Tenant may notify the Landlord of its objections to the Survey. If Tenant notifies Landlord of such objections, Landlord shall seek to have the Survey corrected as expeditiously as reasonably possible.
	2)	Contain all the elements and requirements of an ALTA survey;
	3)	Locate all present and future easements, rights-of-way, building lines, utility lines, roadways, and encroachments on or abutting the Land, which are contemplated by this Lease and any agreements or exhibits attached hereto.
	4)	Contain an accurate metes and bounds description of the Land;
	5)	Show the location of any and all temporary construction easements, if any;
	6)	Contain the certification of the surveyor as to the number of square feet of the Land;
	7)	Contain the certification of the surveyor as to the number of parking spaces required for the Proposed Use of the Land;
	8)	Contain the certification of the surveyor as to the number of square feet located within any buildings, structures, or improvements currently located on the Land; and
	9)	Show all matters listed on Schedule B-2 of any Title Insurance Commitment.

B.	Tenant, at Tenant’s sole cost and expense, shall be able to obtain and approve a commitment for title insurance for the Demised Premises (the “Title

Commitment”) issued by a national title insurance company selected and engaged by Tenant (“Title Company”), together with copies of all instruments, if any, referred to in the Title Commitment as exceptions or requirements to the title. The Title Commitment shall commit the Title Company to insure that (i) fee simple title is vested in Landlord and a leasehold interest will be vested in the Tenant; (ii) title is good and merchantable of record; and (iii) title is free of all liens, encumbrances, easements, restrictions, claims of title, leases, adverse possession, condemnation, and other matters except for the Permitted Exceptions (as defined below); and (iv) the Demised Premises has access to a public right of way, either directly or by means of an easement, which has been recorded in the Register’s Office for Knox County, Tennessee.

If any exceptions appear in the Title Commitment, other than the standard pre-printed exceptions (which shall be totally deleted in the Policy (as defined below), except for an exception for real property taxes not yet due and payable), which are objectionable to Tenant, Tenant shall, within thirty (30) days of the receipt of the Title Commitment, send notice to Landlord of such fact. Upon the expiration of the thirty (30) day period, Tenant shall be deemed to have accepted all exceptions to title as shown on the Title Commitment, except for matters to which a notice under the preceding sentence has been given by Tenant, and such exceptions shall be included in the term “Permitted Exceptions” as used herein. Landlord shall, within ten (10) days of receipt of said notice, clear the title of the defects and objections so specified. The phrase “Permitted Exceptions” as used in this Lease shall mean any and all matters affecting the title to the Demised Premises which are not objectionable to the Tenant and have been either approved or waived in writing by the same.

Tenant shall also be able to obtain, at its expense, a standard form ALTA Leasehold Owner’s Title Insurance Policy, together with endorsements to the leasehold owner’s title insurance policy which include, but are not limited to, the (a) ALTA 9.1 Endorsement (Leasehold Owner’s Comprehensive for Improved Property); (b) ALTA 3.1 Endorsement (Zoning with Parking); (c) ALTA Leasehold Owner’s Policy Endorsement for Deletion of Creditor’s Rights; (d) ALTA Leasehold Owner’s Policy Endorsement for Access; (e) ALTA Leasehold Owner’s Policy Endorsement for Separate Tax Parcel; (f) ALTA Leasehold Owner’s Policy Endorsement for Utilities; (g) ALTA Leasehold Owner’s Policy Endorsement for Waiver of Arbitration; and (h) ALTA Leasehold Owner’s Policy Endorsement for Subdivision, (the leasehold owner’s policy and listed endorsements hereinafter collectively referred to as the “Policy”) issued by the Title Company, insuring marketable leasehold title to Tenant in the full amount of the contemplated improvements and containing no exceptions or conditions other than the Permitted Exceptions as provided in this Section 40.

C.	Tenant, at Tenant’s sole cost and expense, shall have obtained an environmental site assessment report of the Demised Premises by a consultant selected and engaged by Tenant which does not reveal, in Tenant’s reasonable discretion, any unsatisfactory environmental conditions at the Demised Premises, including but not limited to the presence of any Hazardous Materials.

D.	All applicable zoning and land use laws, ordinances, and regulations will permit, as a matter of right, the use of the Demised Premises for the Proposed Use;

E.	Intentionally Omitted.

F.	Stormwater management and all utilities including, but not limited to, public water, sewer service, electric service, gas service, television cable service, and telephone service, shall be available and connected to all structures located on the Land at the Commencement Date;

G.	Tenant shall have received a valid and irrevocable grant, on terms and conditions satisfactory to Tenant, in its sole discretion, of all necessary building permits and similar approvals that are necessary to permit Tenant to develop the Demised Premises for the Proposed Use (hereinafter “Approvals”), and Landlord agrees to cooperate, at no cost to Landlord, in Tenant’s attempt to obtain the Approvals;

H.	All of the documents and other items required to be delivered by Landlord to Tenant, as provided by this Lease, shall be delivered in form and substance reasonably satisfactory to Tenant;

I.	Landlord shall comply with, fulfill, and perform, in each case in all material respects, each of the covenants, terms, and conditions to be complied with, fulfilled, or performed by Landlord under this Lease; and

J.	All of the representations and warranties made by Landlord in this Lease shall be true in all material respects as of the Rent Commencement Date of this Lease.

If Tenant fails to satisfy or be satisfied with or waive the contingency set forth in this Section 40, the Tenant may, at its option, terminate this Lease by giving notice to Landlord whereupon any Rent or other amounts paid by Tenant to Landlord shall be refunded to Tenant and this Lease shall be of no further force or effect, with Tenant and Landlord having no further rights, obligations, or liabilities hereunder, except as otherwise expressly set forth herein.

K.	Landlord shall install and have in good working order, at Landlord’s sole cost and expense, a smoke and security alarm system for the Demised Premises and all structures located thereon.

Section 41. Landlord’s Warranties, Covenants and Representations.

For the purpose of inducing Tenant to enter into this Lease and to consummate the closing of the same as contemplated by this Lease, Landlord does hereby expressly warrant and represent to Tenant, to the best of Landlord’s knowledge, as follows:

A.	There are no actions, suits or proceedings of any kind or nature whatsoever, legal or equitable, pending or threatened against the Demised Premises or Landlord in any court or before or by any federal, state, county, municipal department, municipal subdivision, commission, board, bureau, or agency, or other governmental or quasi-governmental instrumentality, including, without limitation, any condemnation or eminent domain proceedings.

B.	No person, firm, corporation or other legal entity whatsoever (other than Tenant) has any right or option whatsoever to acquire or lease the Demised Premises or any portion or portions thereof or any interest or interests therein.

C.	The Demised Premises is not and will not be subject to or affected by any special assessments, whether or not presently a lien thereon.

D.	There is no existing violation or breach of any ordinance, code, law, rule, requirement or regulation applicable to the Demised Premises.

E.	There are no actions, suits, proceedings or proposals of any kind or nature whatsoever pending or being considered relating to any proposed changes to the highways, roadways and/or accessways adjoining or adjacent to the Demised Premises, including without limitation, the widening thereof, proposed or pending construction of road medians, proposed or pending construction of acceleration/deceleration lanes, changes in or additions to existing or approved curb cuts, proposed or pending installation or removal of traffic lights or any other changes or proposed changes in traffic patterns or management of traffic flow thereover.

F.	The Landlord has not filed for protection in bankruptcy and does not anticipate filing, in the foreseeable future, for protection under any law, statute, ordinance or regulation, including but not limited to the federal bankruptcy code.

G.	To the best of Landlord’s knowledge, there is no stigma attached to the Demised Premises by reason of any criminal activity or any other matter which would impair or adversely the operation of the Demised Premises for the Proposed Use.

H.	None of the representations of Landlord in this Lease contain any untrue statement of a material fact or fail to state a material fact necessary in order to make any representation contained herein misleading in light of the circumstances in which such representation is made;

I.	The representations made in this Section 41 are correct as of the Commencement Date and shall survive the closing of the transaction contemplated herein.

J.	Within ten (10) calendar days after the Commencement Date, the Landlord will provide the Tenant with copies of all documents, reports, title insurance policies, surveys and analyses pertaining to or affecting the Demised Premises in Landlord’s possession.

K.	This Lease constitutes the legal, valid and binding obligation of the Landlord enforceable in accordance with its terms; Landlord has full power and authority to enter into and perform the terms and conditions of this Lease; Landlord has obtained all necessary approvals and consents to lease, let and demise the Demised Premises as contemplated by this Lease.

For purposes of this Section 41, the term “to the best of Landlord’s knowledge” shall mean the personal knowledge of Claude J. Yow and Frances M. Yow with a reasonable amount of investigation.

Section 42. Brokerage Commissions.

A.	Landlord represents to Tenant that there are no real estate or brokerage commissions payable in connection with the transactions contemplated by this Lease to any party claiming through Landlord, or arising out of the actions of Landlord, other than the commission payable by Landlord to Townsend Collins of Collins, Sharp and Koella as provided by a separate agreement, and which Landlord shall be completely responsible for. Landlord shall indemnify and hold Tenant harmless from all costs, claims, damages, or liability of any kind in connection with the breach of this representation.
B.	Tenant represents to Landlord that there are no real estate or brokerage commissions payable in connection with the transactions contemplated by this Lease to any party claiming through Tenant, or arising out of the actions of Tenant. Tenant shall indemnify and hold Landlord harmless from all costs, claims, damages, or liability of any kind in connection with the breach of this representation.
C.	The representations and indemnities set forth in this Section 42 shall survive the expiration or the earlier termination of this Lease.

Section 43. Memorandum of Lease.

The parties agree that they shall execute a memorandum of lease which shall be recorded in the Register’s Office for Knox County, Tennessee, as evidence of this Lease and the options contained herein and which shall be substantially in the same form as set forth on “Exhibit F”. The Tenant shall be responsible for all costs and expenses associated with the preparation and recording of the same.

Section 44. Forum Selection Clause.

In the event litigation results from or regarding any portion of this Lease, the parties hereto agree that all matters shall be determined in the Chancery Court of Knox County, Tennessee or the Circuit Court for Knox County, Tennessee. The parties hereto hereby waive any and all objections or defenses as to jurisdiction or venue which they may have the right to assert with respect to any and all legal proceedings in these courts.

Section 45. Environmental Waste.

A.	Landlord’s Warranties and Representations. Landlord represents and warrants that Landlord has not used or operated the Demised Premises in any manner for the storage, use, treatment, manufacture, or disposal of any Hazardous Materials, and to the best of Landlord’s knowledge (as defined in Section 41) and belief, the Demised Premises have never been used or operated for the storage, use, treatment, manufacture, or disposal of any Hazardous Materials. Landlord hereby indemnifies and holds Tenant harmless from and against any loss, cost, damage or expense arising out of or relating to the presence of Hazardous Materials on the Demised Premises unless due to the act or omission of Tenant.

B.	Tenant’s Warranties and Representations.

	1)	To the best of Tenant’s knowledge, its use of the Demised Premises will not result in the disposal or other release of any Hazardous Materials on or to the Demised Premises in violation of any Environmental Law.
	2)	Tenant shall not allow any Hazardous Materials to be stored, located, discharged, possessed, managed, processed, or otherwise handled on the Demised Premises in violation of any Environmental Law.
	3)	In the event the Tenant becomes aware of any violation (“Violation”) of any Environmental Law with respect to the Demised Premises, the Tenant shall promptly notify the Landlord. In the event and only in the event that the Violation was caused solely by Tenant, Tenant shall, at Tenant’s own cost and expense, take all actions required by the Environmental Laws for the clean-up of the Demised Premises. Such cleanup shall be initiated within a reasonable amount of time, but not more than thirty (30) days after notice is given to Landlord. Cleanup shall include all removal, containment and remedial actions required by all Environmental Laws. Notwithstanding any other provision contained herein to the contrary, in no event shall Tenant be required to clean-up, remove, contain, remediate or pay any costs associated with any Hazardous Material or other environmental problem which was not introduced to the Demised Premises by the Tenant.
	4)	Tenant hereby indemnifies and holds Landlord harmless from and against any loss, cost, damage, or expense arising out of or relating to the presence of Hazardous Materials on the Demised Premises due to the act or omission of Tenant.

	5)	As used in this Section 45, the term “to the best of Tenant’s knowledge” shall mean the personal knowledge of James F. Slattery without further investigation.

C.	Survival of Warranties.

The warranties and representations contained in this Section 45 shall survive the termination or expiration of this Lease.

Section 46. Landlord’s Covenants Against Liens.

Landlord covenants that it has not done or performed any act, nor has it omitted any act, which has caused or threatened to cause, any mechanic’s lien or other lien, charge or order for the payment of money to be filed against Landlord, Tenant, or the interest of either Landlord or Tenant, in and to any portion of the Demised Premises. Landlord further covenants that, during the Base Term and any Option Periods of this Lease, it shall not commit any act or omission that will result in the same. In the event an act or omission of the Landlord causes or permits a lien to be filed against either the Landlord’s or Tenant’s interest in the Demised Premises, the Landlord shall take all such actions which are necessary to remove the same. Further, in such an event, the Landlord acknowledges and agrees that the Tenant shall have the absolute right, after providing notice to the Landlord, to pay said lien and seek indemnification from the Landlord for all its costs and expenses, including but not limited to reasonable attorneys’ fees and court costs, expended in the same.

If, because of any act or omission of Tenant, any mechanic’s lien or other lien, charge or order for the payment of money, other than the Tenants rights to obtain financing under Section 47, shall be filed against Landlord or the interest of Landlord in and to any portion of the Demised Premises, Tenant shall, at its own cost and expense, cause the same to be discharged of record or bonded within thirty (30) days after written notice from Landlord to Tenant of the filing thereof, and Tenant shall indemnify and save Landlord harmless from and against all costs, liabilities, suits, penalties, claims and demands, including reasonable attorneys’ fees, resulting therefrom. Notice is hereby given that all such liens shall relate and attach only to the interest of Tenant in the Demised Premises.

Section 47. Leasehold Mortgages.

A.	Notwithstanding any other provision hereof to the contrary, Tenant shall have the right, from time to time, to convey or encumber by mortgage, deed to secure debt, deed of trust, or similar financing instrument, Tenant’s leasehold estate and interest in and to the Demised Premises or any part thereof (each such leasehold mortgage, deed to secure debt, deed of trust, or other financing instrument being hereinafter referred to as a “Leasehold Mortgage” and the holder thereof as a “Leasehold Mortgagee”) provided that the rights acquired under such mortgage shall be subject to each and all of the covenants, conditions, and restrictions set forth in this Lease and to all rights and interest of Landlord herein, none of which covenants, conditions or restrictions is or shall be waived by Landlord by reason of the right given to so mortgage such interest in this Lease, except as expressly provided herein. The execution and delivery of a Leasehold Mortgage shall not, in and of itself, be deemed to constitute an assignment or transfer of this Lease nor shall the Leasehold Mortgagee, as such, be deemed an assignee or transferee of this Lease so as to require such Leasehold Mortgagee to assume the performance of any of the covenants or agreements on the part of Tenant to be performed hereunder. Tenant shall also have the right from time to time to obtain financing by a “sale and leaseback” of Tenant’s leasehold interest hereunder (i.e., an assignment of Tenant’s leasehold estate under this Lease simultaneously with or subsequent to the making of a sublease of all of the Demised Premises to Tenant). If Tenant shall enter into any such financing arrangement, it shall deliver to Landlord true and complete copies of the instruments effecting such transaction within thirty (30) days of their execution. Simultaneously with the delivery to the Landlord of the aforesaid instruments effecting such transaction, Tenant shall also give Landlord notice of the name and address of the party providing such financing.

B.	Tenant agrees that it shall not encumber its leasehold estate with more than two (2) Leasehold Mortgages at one time without the prior, written consent of Landlord. With respect to any Leasehold Mortgagee or other person providing financing as to which Landlord shall have been given notice in accordance with the provisions of such subparagraph (a), the following shall apply, notwithstanding any other provision of this Lease to the contrary:

1)	No voluntary termination by Tenant of this Lease shall be effective unless consented to in writing by such Leasehold Mortgagee; and any material amendment or material modification of this Lease or the exercise by Tenant of any option to terminate this Lease, without the written consent of such Leasehold Mortgagee, shall be voidable as against such Leasehold Mortgagee at its option. If any Leasehold Mortgagee shall fail to respond to any written consent under this Section 47(b)(l) within thirty (30) days after the receipt by such Leasehold Mortgagee of such written request [which written request shall make specific reference to this Section 47(b)(l)], the Leasehold Mortgagee shall be deemed to have granted its consent to such request.

2)	Landlord shall give any and all notices given to Tenant hereunder simultaneously to any such Leasehold Mortgagee at the address of such Leasehold Mortgagee provided to Landlord, and no such notice shall be effective as to such Leasehold Mortgagee unless and until a copy thereof has been given to such Leasehold Mortgagee. In the event Landlord sends Tenant notice of an Event of Default, from and after the time that such notice has been delivered to such Leasehold Mortgagee, such Leasehold Mortgagee shall have a period equal to the period granted to the Tenant plus, with respect to monetary defaults, an additional five (5) business days in which to effect a cure, and with respect to non-monetary defaults only, an additional ten (10) business days in which to affect a cure of any Event of Default by Tenant under this Lease (provided, however, that if such cure is of a nature that it cannot be effected within such a period of time, no Event of Default shall have been deemed to have occurred hereunder as long as such Leasehold Mortgagee shall have commenced to cure such Event of Default within such period and shall thereafter be taking diligent steps to effect the same). Landlord shall accept performance of any and all of Tenant’s obligations hereunder, including the obligations to pay Rent, from any such Leasehold Mortgagee and the performance of such obligation by such Leasehold Mortgagee shall be deemed to have been a cure effected by Tenant. Landlord hereby consents to the entry into the Demised Premises by any such Leasehold Mortgagee for the purpose of effecting the cure of any default by Tenant. In the event of an Event of Default by the Tenant hereunder, any Leasehold Mortgagee may effect the cure of such Event of Default by foreclosing its Leasehold Mortgage, obtaining possession of the Demised Premises and performing all of Tenant’s obligations hereunder.

3)	Notwithstanding anything contained herein to the contrary, if it shall be necessary for any such Leasehold Mortgagee to obtain possession of the Demised Premises to effect any such cure of an Event of Default by Tenant under this Lease, then Landlord shall not commence any proceeding or action to terminate this Lease if (i) such Leasehold Mortgagee shall have informed Landlord within the grace period applicable to such Leasehold Mortgage that such Leasehold Mortgagee has taken steps to foreclose its Leasehold Mortgage, or cancel its sublease or other financing arrangement, necessary to obtain possession of the Demised Premises, (ii) the Rent shall be paid and all other provisions and requirements of this Lease which are capable of being observed and performed without obtaining possession of the Demised Premises are so observed and performed while any such foreclosure, other action or other remedy is being prosecuted by any such Leasehold Mortgagee and for so long thereafter as such Leasehold Mortgagee shall have obtained possession of the Demised Premises, and (iii) such

Leasehold Mortgagee shall be diligently prosecuting such foreclosure or cancellation and attempting to effect a cure of the Event of Default. Nothing herein contained shall be deemed to require the Leasehold Mortgagee to continue with any foreclosure or other proceedings, or, in the event such Leasehold Mortgagee shall otherwise acquire possession of the Demised Premises, to continue such possession, if the Event of Default in respect to which Landlord shall have given the notice shall be remedied.

4)	Landlord agrees that in the event of the termination of this Lease by reason of any Event of Default by Tenant, and if Landlord has prior to such termination been given notice of the name and address of such Leasehold Mortgagee, Landlord will enter into a new lease of the Demised Premises with any Leasehold Mortgagee or its nominee for the remainder of the Base Term of this Lease, and any Option Periods thereto, effective as of the date of such termination, at the Rent and upon the terms, options, provisions, covenants and agreements as herein contained, provided:

a.	Such Leasehold Mortgagee shall make written request upon Landlord for such new lease prior to or within ten (10) business days after the date of such termination and such written request is accompanied by (i) payment to Landlord of all sums then due to Landlord hereunder, (ii) a written, enforceable agreement by which Leasehold Mortgagee agrees to be bound by the terms, provisions and conditions hereof, in a form reasonably satisfactory to Landlord; and (iii) if Leasehold Mortgagee is not an individual, reasonable evidence of the authority of such Leasehold Mortgagee to assume this Lease; and

b.	Such Leasehold Mortgagee or its nominee shall pay to Landlord at the time of the execution and delivery of said new lease any and all sums which would at that time be due hereunder but for such termination, together with any expenses, including reasonable attorneys’ fees, incurred by Landlord as a result of such termination, as well as in the preparation, execution and delivery of such new lease.

c.	Such Leasehold Mortgagee or its nominee shall perform and observe all covenants herein contained to be performed on Tenant’s part and shall further remedy any other conditions which Tenant, under the terminated Lease, was obligated to perform.

The tenant under such new lease shall have the same right, title and interest in and to the buildings and improvements on the Demised Premises as Tenant had under the terminated lease.

5)	No Leasehold Mortgagee shall become liable under the agreements, terms, covenants or conditions of this Lease unless and until it becomes the owner of the leasehold estate. If Leasehold Mortgagee or its nominee shall so become the owner of the leasehold estate, then any assignment of the entire interest in this Lease by Leasehold Mortgagee or such nominee shall be subject to Section 14 of this Lease, except that the Leasehold Mortgagee or such nominee shall be relieved of any further liability which may accrue hereunder from and after the date of such assignment, provided that the assignee shall execute and deliver to Landlord a recordable instrument of assumption wherein such assignee shall assume and agree to perform and observe the covenants and conditions in this Lease contained on Tenant’s part to be performed and observed; provided however, that the foregoing provision shall not apply (a) to any subsequent assignments of the leasehold estate, or (b) if Tenant or an affiliate of Tenant is the Leasehold Mortgagee or its nominee.

6)	If at any time there shall be two or more Leasehold Mortgages constituting a lien on the Tenant’s interest in this Lease and the leasehold estate hereby created, the holder of the Leasehold Mortgage recorded prior in time shall be vested with the rights under Section 47(b)(4) of this Lease to the exclusion of the holder(s) of the other Leasehold Mortgages; provided, however, that if the holder of a Leasehold Mortgage recorded prior in time to any other Leasehold Mortgage shall fail or refuse to exercise the rights set forth in this Lease, the holder of the other Leasehold Mortgage next in time shall have the right to exercise such rights; provided, however, such other Leasehold Mortgagee shall be likewise required to fully comply with all the terms and conditions hereof in exercising such rights. All of the provisions contained in this Lease with respect to Leasehold Mortgages and the rights of Leasehold Mortgages shall survive the termination of this Lease for such period of time as shall be necessary to effectuate the rights granted to all Leasehold Mortgagees by the provisions of this Lease.

7)	Nothing contained herein shall require any Leasehold Mortgagee or its nominee to cure any Event of Default by Tenant hereunder, unless Leasehold Mortgagee or its nominee enters into a new lease with Landlord as provided for under subsection 4 above.

C.	Notwithstanding anything contained in this Section 46 to the contrary, Landlord shall have the right to approve or decline any new tenant which obtains possession or seeks to obtain possession of the Demised Premises pursuant to this Section 46.

Section 47. Use of Pronouns.

Whenever used in this Lease, as necessary to effectuate the purposes herein, the singular number shall include the plural, the plural shall include the singular, and the use of any gender shall be applicable to all genders.

Section 48. Use of Captions.

The captions used in this Agreement are for the purpose of convenience only and shall not be construed to limit the contents of the paragraphs contained therein.

Section 49. Multiple Counterparts.

This Lease may be executed in multiple counterparts, the combination of which, shall constitute the entire Lease. Copies, facsimiles, or other duplications of the original signatures of the parties hereto shall constitute effective execution of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Lease on the day and year first above written.

“Landlord”	“Tenant”

/s/ Claude J. Yow	Correctional Services Corporation
Claude J. Yow	d/b/a Youth Services International

/s/ Frances M. Yow	By:	/s/ James F. Slattery
Frances M. Yow		James F. Slattery

	Its:	President

EXHIBIT A
(Legal Description of Land)

EXHIBIT A-l
(Attach map showing Common Areas Cross-Hatched)

EXHIBIT B
(Rent Commencement Statement)

RENT COMMENCEMENT STATEMENT

This Rent Commencement Statement (“Statement”) is made this 28th day of Feb, 2003 by and between Claude J. Yow and wife, Frances M. Yow (hereinafter collectively referred to as the “Landlord”) and Correctional Services Corporation d.b.a. Youth Services International (hereinafter referred to as the “Tenant”).

WHEREAS, the Landlord and Tenant previously entered into that certain Lease Agreement dated 2/28/2003 (hereinafter “Lease”), wherein the Landlord leased, let and demised and the Tenant hired, took, and leased certain real property from the Landlord as described in said Lease; and

WHEREAS, the Landlord desires the Tenant to execute this Statement to confirm the date upon which Rent (as defined in the Lease) is due thereunder; and

NOW, THEREFORE, the Parties, for and in consideration of the Demised Premises and other good and valuable consideration exchanged between them, the receipt and sufficiency of which is hereby acknowledged, hereby acknowledge as follows:

Date of Lease Execution:	March 3, 2003

Commencement Date of Lease:	March 1, 2003

Rent Commencement Date:	April 1, 2003

Initial Monthly Minimum Rent:	$ 10,541.66 (except that the first month’s rent shall be prorated as provided by the Lease)

Monthly Additional Rent:	$1,188.00 (except that the first month’s Additional Rent shall be prorated as provided by the Lease)

Security Deposit:	$10,541.66, which was delivered to Landlord on _____________________, 2003.

Possession Delivered to Tenant on:	________________________________________

Additional Terms and Disclaimers:

(1)	In the event there is a conflict or disagreement in the language contained in the Lease and the language contained in this Rent Commencement Statement, the language of the Lease shall control.

(2)	This document is for informational purposes only, and nothing contained herein shall be construed as modifying, changing, or adding additional terms to the Lease.

(3)	Unless defined herein, all capitalized terms shall have the same meaning as designated in the Lease.

IN WITNESS WHEREOF, the parties have executed this Statement on the day and year first above written.

“Landlord”	“Tenant”

/s/ Claude J. Yow	Correctional Services Corporation
Claude J. Yow	d/b/a Youth Services International

/s/ Frances M. Yow	By:	/s/ James F. Slattery
Frances M. Yow		James F. Slattery

	Its:	President

EXHIBIT C
(Extension Lease Statement)

EXTENSION LEASE STATEMENT

This Extension Lease Statement made this ____________ day of ____________________, 2003 by and between:

Correctional Services Corporation, d/b/a Youth Services International, a corporation duly organized and operating under the laws of the state of Delaware and with offices for the conduct of business located at 1819 Main Street, Suite 1000, Sarasota, Florida 37236, its successors and assigns (hereinafter referred to as the “Tenant”), and

Claude J. Yow and wife, Frances M. Yow, both of Knox County, Tennessee, their personal representatives, heirs, and assigns (hereinafter collectively referred to as the Landlord).

WITNESSETH:

WHEREAS, the Landlord and Tenant entered into that Lease Agreement dated _____ (hereinafter “Lease”) wherein the Landlord leased, let and demised, and the Tenant rented, took, and hired, that certain real estate described in said Lease; and

WHEREAS, the term of the Lease was for an initial term of three (3) years (hereinafter the “Base Term”) commencing on ___________________; and

WHEREAS, the Lease also provided that the Tenant would have two options, pursuant to the provisions contained in the Lease, to renew the Lease for up to two (2) additional periods of five (5) years each (each termed an “Option”); and

WHEREAS, the Tenant now desires to exercise its Option to renew the Lease; and

NOW, THEREFORE, in consideration of the Demised Premises and other good and valuable consideration exchanged between the Parties, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1.   That the Tenant is in good standing under the Lease.

2.   The Tenant has given proper and timely notice to the Landlord of its right to exercise its Option under the Lease.

3.   The Tenant has the absolute right to exercise its Option under the Lease, provided the Tenant is in compliance with its obligations under the Lease.

4.   The Lease is hereby extended for an additional 5-year period beginning at the expiration of the Base Term of the Lease, or the Option, as applicable.

5.   Except as modified hereby, the Option exercised herein is subject to all the terms and provisions of the Lease, and all remaining terms and provisions of the Lease are hereby confirmed and ratified by the parties hereto.

IN WITNESS WHEREOF, the parties hereto have executed this Extension of Lease Statement on the day and year first above written.

“Landlord”	“Tenant”

Correctional Services Corporation
Claude J. Yow	d/b/a Youth Services International

By:
Frances M. Yow	James F. Slattery

Its:

EXHIBIT D
(Subordination, Non-Disturbance and Attornment Agreement)

This Instrument Prepared By:	Jason T. Murphy, Attorney Frantz, McConnell & Seymour, LLP P.O. Box 39 Knoxville, TN 37901

SUBORDINATION, NONDISTURBANCE, AND
ATTORNMENT AGREEMENT

THIS SUBORDINATION, NONDISTURBANCE, AND ATTORNMENT AGREEMENT (“this Agreement”) is made this _____ day of __________________________, 200_ (the “Effective Date”), by and between

__________________________________, a________________________________, whose address is ______________________________________________________, its successors and assigns (hereinafter referred to as the “Mortgagee”), and

Correctional Services Corporation, d/b/a Youth Services International, a corporation duly organized and operating under the laws of the state of Delaware and with offices for the conduct of business located at 1819 Main Street, Suite 1000, Sarasota, Florida 37236, its successors and assigns (hereinafter referred to as the “Tenant”).

WITNESSETH:

WHEREAS, Claude J. Yow and wife, Frances M. Yow (together with their personal representatives, heirs and assigns are hereinafter collectively referred to as the “Landlord”), owns the land described in “Exhibit A” to this Agreement (such land, together with all improvements thereon, and all easements, rights, and ways appurtenant thereto or in anywise belonging and all of Landlord’s right, title, and interest in all public ways adjoining the same is collectively called the “Demised Premises”). The improvements on such land are commonly known as the “VIP Building” located at 6628 Central Avenue Pike, Knoxville, Tennessee 37912; and

WHEREAS, the Mortgagee has made a loan to Landlord in the original principal amount of _______________________________ Dollars ($_______________) (hereinafter the “Loan”); and

WHEREAS, to secure the Loan, Landlord has encumbered the Landlord’s Premises by entering into that certain _________________________________________ dated __________________, 200_, in favor of Mortgagee (as amended, increased, renewed, extended, spread, consolidated, severed, restated, or otherwise changed from time to time, the “Mortgage”) [to be] recorded [on _________________________, 200_, as Instrument No. __________________________ among the land records of the Register’s Office for Knox County, Tennessee (the “Register’s Office”); and

WHEREAS, Landlord, as lessor, and Tenant, as lessee, entered into that Lease Agreement dated as of ___________________ (together with all amendments, modifications, and supplements thereto, the “Lease”), for the demise of a portion of the Landlord’s Premises to Tenant (the “Tenant’s Premises”). The Tenant’s Premises are commonly known as the “VIP Building” at 6628 Central Avenue Pike, Knoxville, Tennessee 37912.

WHEREAS, a Memorandum of Lease [is to be recorded in the Register’s Office prior to the recording of this Agreement.] [was recorded [on ____________________________, 200_, as Instrument No. ___________________________ in the Register’s Office]; and

WHEREAS, the Mortgagee and Tenant desire to agree upon the relative priorities of their interests in the Landlord’s Premises and their rights and obligations if certain events occur.

WHEREAS, Landlord, as borrower of the Loan and lessor under the Lease, joins in executing and delivering this Agreement solely to give its consent and agreement to this Agreement; and

NOW THEREFORE, in consideration of the premises, and for other good and valuable consideration, the receipt and adequacy of which are acknowledged by the parties, Mortgagee and Tenant agree as follows:

Section 1. Definitions.

For purposes of this Agreement, the following terms shall have the meanings set forth in this Section 1:

A.    Construction-Related Obligation. A “Construction-Related Obligation” means any obligation of Landlord under the Lease to make, pay for, or reimburse Tenant for any alterations, demolition, or other improvements or work at the Landlord’s Premises, including the Tenant’s Premises. “Construction-Related Obligations” shall not include: (a) reconstruction or repair following fire, casualty, or condemnation; or (b) day-to-day maintenance and repairs.

B.    Event of Foreclosure. An “Event of Foreclosure” means: (a) foreclosure under the Mortgage; (b) any other exercise by Mortgagee of rights and remedies (whether under the Mortgage or under applicable law, including bankruptcy law) as holder of the Loan or of the Mortgage, as a result of which any party other than Landlord succeeds Landlord as owner of the Landlord’s Premises; or (c) delivery by Landlord to Mortgagee (or Mortgagee’s designee or nominee) of a deed or other conveyance of Landlord’s interest in the Landlord’s Premises in lieu of foreclosure or such exercise of Mortgagee’s rights and remedies.

C.    Former Landlord. A “Former Landlord” means Landlord and any other party that was landlord under the Lease at any time before the occurrence of any Event of Foreclosure.

D.    Offset Right. An “Offset Right” means any right or alleged right of Tenant to any offset, defense (other than one arising from actual payment and performance, which payment and performance would bind a Successor Landlord as provided by this Agreement), claim, counterclaim, reduction, deduction, or abatement against Tenant’s payment of Rent or performance of Tenant’s other obligations under the Lease, arising (whether under the Lease or applicable law) from Landlord’s breach or default under the Lease.

E.    Rent. The “Rent” means any minimum rent, base rent, or additional rent under the Lease.

F.    Successor Landlord. A “Successor Landlord” means any party that becomes owner of the Landlord’s Premises as the result of an Event of Foreclosure. “Successor Landlord” shall not mean any successor or assignee of Landlord that becomes the owner of the Landlord’s Premises other than as the result of an Event of Foreclosure.

G.    Termination Right. A “Termination Right” means any right of Tenant to cancel or terminate the Lease or to claim a partial or total eviction arising (whether under the Lease or under applicable law) from Landlord’s breach or default under the Lease.

Section 2. Subordination.

The Lease shall be, and shall at all times remain, subject and subordinate to the Mortgage, the lien imposed by the Mortgage, and all advances made under the Mortgage.

Section 3. Nondisturbance, Recognition, and Attornment.

A.    No Exercise of Lease Remedies Against Tenant. So long as the Lease has not been terminated on account of Tenant’s default that has continued beyond any applicable cure period under the Lease (an “Event of Default”), Mortgagee shall not name or join Tenant as a defendant in any exercise of Mortgagee’s rights and remedies upon a default under the Mortgage unless applicable law requires Tenant to be made a party thereto as a condition to proceeding against Landlord or prosecuting such rights and remedies. In the latter case, Mortgagee may join Tenant as defendant in such action only for such purpose and not to terminate the Lease or otherwise adversely affect Tenant’s rights under the Lease or this Agreement in such action.

B.    Nondisturbance and Attornment. If the Lease has not been terminated as a result of an Event of Default by Tenant, then, upon the occurrence of an Event of Foreclosure:

(1)        the Successor Landlord shall not terminate or disturb Tenant’s possession of the Tenant’s Premises under the Lease, except in accordance with the terms of the Lease and this Agreement;

(2)        the Successor Landlord shall be bound to Tenant under all the terms and conditions of the Lease, except as otherwise provided by this Agreement;

(3)        Tenant shall recognize and attorn to the Successor Landlord as Tenant’s direct lessor under the Lease as modified by this Agreement; and

(4)        the Lease shall continue in full force and effect as a direct lease, in accordance with its terms, except as otherwise provided by this Agreement, between the Successor Landlord and Tenant.

C.    Further Documentation. The provisions of this Section 3 shall be effective and self-operative without any need for the Successor Landlord or Tenant to execute any further documents. Tenant and the Successor Landlord shall, however, confirm the provisions of this Section 3 in writing upon request by either of them.

Section 4. Protection of Successor Landlord.

The Successor Landlord shall not be liable for or bound by any of the following matters:

A.    Claims Against Successor Landlord. Any Offset Right that Tenant may have against any Former Landlord relating to any event or occurrence before the date of an Event of Foreclosure, including any claim for damages of any kind whatsoever as the result of any breach by a Former Landlord that occurred before the date of such Event of Foreclosure. The foregoing shall not limit either (a) Tenant’s right to exercise against a Successor Landlord any Offset Right otherwise available to Tenant because of events occurring after the date of the Event of Foreclosure; or (b) the Successor Landlord’s obligation to correct any conditions that existed as of the date of the Event of Foreclosure and which violate the Successor Landlord’s obligations as landlord under the Lease.

B.    Prepayments. Any payment of Rent that Tenant may have made to a Former Landlord more than thirty (30) days before the date such Rent was first due and payable under the Lease with respect to any period before the date of an Event of Foreclosure.

C.    Payment; Security Deposit. Any obligation (a) to pay Tenant any sum that any Former Landlord owed to Tenant; or (b) with respect to any security deposited with a Former Landlord, unless such security was actually delivered to the Successor Landlord. This paragraph is not intended to apply to a Successor Landlord’s obligation to make any payment that constitutes a “Construction-Related Obligation.”

D.    Modification, Amendment or Waiver. Any modification or amendment of the Lease, or any waiver of any terms of the Lease, made without Mortgagee’s written consent.

E.    Surrender, Etc. Any consensual or negotiated surrender, cancellation, or termination of the Lease, in whole or in part, agreed upon between Landlord and Tenant, unless effected unilaterally by Tenant pursuant to the express terms of the Lease.

Section 5. Exculpation of Successor Landlord.

Upon the occurrence of any Event of Foreclosure, the Lease shall be deemed to have been automatically amended to provide that the Successor Landlord’s obligations and liability under the Lease shall never extend beyond the Successor Landlord’s interest (or the interest of its successors or assigns), if any, in the Landlord’s Premises from time to time, including insurance and condemnation proceeds, the Successor Landlord’s interest in the Lease, and the proceeds from any sale or other disposition of the Landlord’s Premises by the Successor Landlord (collectively, the “Successor Landlord’s Interest”). Tenant shall look exclusively to the Successor Landlord’s Interest (or that of its successors and assigns) for payment or discharge of any obligations of the Successor Landlord under the Lease as modified by this Agreement. If Tenant obtains any money judgment against the Successor Landlord with respect to the Lease or the relationship between the Successor Landlord and Tenant, then Tenant shall look solely to the Successor Landlord’s Interest (or that of its successors or assigns) to collect such judgment. Tenant shall not collect or attempt to collect any such judgment out of any other assets of the Successor Landlord.

Section 6. Mortgagee’s Right to Cure.

A.    Notice to Mortgagee. Before exercising any Termination Right or Offset Right, Tenant shall provide Mortgagee with notice of the breach or default by Landlord or the Successor Landlord under the Lease giving rise to such Termination Right or Offset Right (the “Mortgagee’s Default Notice”) and, thereafter, the opportunity to cure such breach or default as provided by this Section 6.

B.    Mortgagee’s Cure Period. After Mortgagee receives a Mortgagee’s Default Notice, Mortgagee shall have a period of thirty (30) days beyond the time available to Landlord or the Successor Landlord under the Lease in which to cure the breach or default by Landlord or the Successor Landlord. Mortgagee shall have no obligation to cure (and shall have no liability or obligation for not curing) any breach or default by Landlord or the Successor Landlord, except to the extent that Mortgagee agrees or undertakes otherwise in writing.

C.    Extended Cure Period. In addition, as to any breach or default by Landlord or the Successor Landlord under the Lease, the cure of which requires possession and control of the Premises, provided only that Mortgagee undertakes, by written notice to Tenant within thirty (30) days after receipt of the Mortgagee’s Default Notice, to exercise reasonable efforts to cure or cause to be cured by a receiver such breach or default within the period permitted by this Section 6(C), Mortgagee’s cure period shall continue for such additional time as Mortgagee may reasonably require either to (a) obtain possession and control of the Premises and thereafter cure the breach or default with reasonable diligence and continuity; or to (b) obtain the appointment of a receiver and give such receiver a reasonable period of time in which to cure the breach or default.

Section 7. Miscellaneous.

A.    Notices. All notices or other communications required or permitted under this Agreement shall be in writing and given by certified mail (return receipt requested) or by nationally recognized overnight courier service that regularly maintains records of items delivered. Each party’s address is as set forth in the opening paragraph of this Agreement, subject to change by notice given as provided by this Section 7(A). Notices shall be effective the next business day after being sent by overnight courier service, and five (5) business days after being sent by certified mail (return receipt requested).

B.    Due Authorization.

(1)        Mortgagee has full authority to enter into this Agreement, and has duly authorized its execution and delivery of this Agreement by all actions required by Mortgagee’s organizational documents.

(2)        Tenant has full authority to enter into this Agreement, and has duly authorized its execution and delivery of this Agreement by all actions required by Tenant’s organizational documents.

C.    Successors and Assigns. This Agreement shall bind and benefit the parties, their successors and assigns, any Successor Landlord, and its successors and assigns. If Mortgagee assigns the Mortgage, then upon delivery to Tenant of written notice thereof accompanied by the assignee’s written assumption of all obligations under this Agreement, all liability of the assignor shall terminate.

D.    Entire Agreement. This Agreement constitutes the entire agreement between Mortgagee and Tenant regarding the subordination of the Lease to the Mortgage and the rights and obligations of Tenant and Mortgagee as to the subject matter of this Agreement.

E.    Interaction with Lease and with Mortgage. If this Agreement conflicts with the Lease, then this Agreement shall govern as among the parties and any Successor Landlord, including upon any Event of Foreclosure. This Agreement supersedes, and upon execution and delivery shall constitute full compliance with, any provisions in the Lease that provide for subordination of the Lease to, or for delivery of nondisturbance agreements by the holder of, the Mortgage. Mortgagee confirms that Mortgagee has consented to Landlord’s entering into the Lease.

F.    Mortgagee’s Rights and Obligations. Except as expressly provided in this Agreement, Mortgagee shall have no obligations to Tenant with respect to the Lease.

G.    Amendments. This Agreement may be amended, discharged, or terminated, or any of its provisions waived, only by a written instrument executed by the party to be bound.

H.    Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

I.    Governing Law. This Agreement shall be governed by the laws of the state of Tennessee.

J.    Consent of Landlord. The Landlord, as landlord under the Lease and borrower under the Mortgage, consents and agrees to this Agreement. Landlord is not a party to this Agreement, and joins in executing and delivering this Agreement solely to give its consent and agreement hereto.

___________________________________	___________________________________
Claude J. Yow	Frances M. Yow

IN WITNESS WHEREOF, the parties have duly executed this Agreement under seal on the Effective Date.

(See “Attached Signature Pages”)

“Attached Signature Page”

“Mortgagee”

_______________________________________

By: ____________________________________

Its: ____________________________________

STATE OF ______________________________   )
COUNTY OF ____________________________   ) ss.

Before me, the undersigned authority, a Notary Public in and for said County and State aforesaid, personally appeared _____________________________________ with whom I am personally acquainted, or proved to me on the basis of satisfactory evidence, and who, upon oath acknowledged herself/himself to be the______________________________________, of the_________________________________________, the within named bargainor, a corporation, and that he/she as such ___________________________________________ being authorized to do so, executed the foregoing instrument for the purposes therein contained, by signing the name of the corporation by himself/herself as ___________________________________________.

Witness my hand and official seal at office, this _____________ day of _______________________ A.D. 200___.

______________________________
Notary Public

My Commission expires: __________________________

 “Attached Signature Page”

“Tenant”

Correctional Services Corporation
d/b/a Youth Services International

By: /s/ James F. Slattery
            James F. Slattery

Its:         President

Witness: _________________________

Witness: _________________________

STATE OF           Florida           )
COUNTY OF    Sarasota            )  ss.

Before me, the undersigned authority, a Notary Public in and for said County and State aforesaid, personally appeared, James F. Slattery, with whom I am personally acquainted, or proved to me on the basis of satisfactory evidence, and who, upon oath acknowledged himself to be the ___________________________________ , of the Correctional Services Corporation d/b/a Youth Services International, the within named bargainor, a corporation, and that he as such ______________________________________ being authorized to do so, executed the foregoing instrument for the purposes therein contained, by signing the name of the corporation by himself as __________________________________________.

Witness my hand and official seal at office, this 26 day of Feb A.D.2003.

/s/ Elizabeth Hall
Notary Public

My Commission expires: 12/18/03